Exhibit 99.1


                                  PRESS RELEASE

Contact: Michel Poignant
         President& CEO
         Crystal Finance Holding Corporation
         20801 Biscayne Blvd., Suite 403
         Aventura, Florida 33180
         Telephone (305) 728-6293
         Facsimile (702) 507-0089


                                                                October 10, 2006

FOR IMMEDIATE RELEASE

                CRYSTAL FINANCE HOLDING CORPORATION ANNOUNCES ITS
                   STRATEGIC MERGER PLAN FOR FISCAL YEAR 2006

AVENTURA, FLORIDA (October 10, 2006) Crystal Finance Holding Corporation released today its Corporate Merger Plan for the Fiscal Year 2006. The company outlined its plan to achieve substantial external growth.

Mr. Michel Poignant, President and CEO of Crystal Finance Holding Corporation, stated "Today's move underscores Crystal Finance Holding's commitment to creating profitable opportunities in the global information, technology and communication (ITC) sectors. Our company plans to make acquisitions of a number of companies to build the first global line of freedom tools in the payment and internet telephony market."

The company plans to acquire, after final negotiations, through a reverse merger, Harriman, Adams & Kennedy Capital Group Inc. (HAK), a private Oregon corporation as well as all of HAK's subsidiaries.

HAK Capital Group owns Yackie Telecom Inc., a leading worldwide GSM Virtual Mobile Operator, Chronocash Corp., an ATM Stored Valued Card Services Provider and eCash4.net Corp., a Global Online Payment Solution with a multiple API gateway, which gateway will be linked to the Wireless Payment solution under the brand name "PAYTOO".

Together, these groups of companies provide a rich set of services to be marketed to Crystal Finance Holding's customers. Upon completion of the reverse merger of HAK Capital Group and its subsidiaries Yackie Telecom Inc., Chronocash Corp. and eCash4.net Corp., Crystal Finance Holding Corporation will market national and international internet telephony (Voice-over Internet Protocol) including one of the first GSM MOBILE wireless roaming solutions. With eCash4.net, Crystal Finance Holding Corporation will offer low cost merchant accounts and online payment gateway solution processing. Further, incorporating Chronocash Corp. enables Crystal Finance Holding Corporation to market a high quality low cost international debit card solution linked to the eCash4.net Wallet and Gateway, the Yackie Mobile GSM SIM card and the PAYTOO wireless payment.

Upon the reverse merger of HAK Capital Group Inc., Crystal Finance Holding Corporation intends also to acquire wireless payment technologies. These technologies will provide a unique marketing opportunity that Crystal Finance Holding Corporation is committed to incorporate throughout its service offerings. Crystal Finance Holding Corporation is also developing wireless payment solutions to be incorporated in all of Crystal Finance Holding Corporation's services.

Mr. Poignant stated "Our proposed combination of companies will result in a broad product line serving a large and diverse mix of consumers and commercial customers located throughout the world with a multitude of their payment and telecommunication needs."

Crystal Finance Holding Corporation intends to complete additional strategic mergers and acquisitions throughout fiscal year 2006 with companies that will diversify its product line and are synergistic to the existing services offered.

Mr. Poignant concluded "The goal of Crystal Finance Holding Corporation is to be a global leader through our diverse product offerings. Our management believes that upon completion of the proposed mergers we will be well positioned for our business to significantly grow in the coming quarters."

The proposed acquisitions are subject to completion of definitive agreements and other customary closing conditions.